                            CERTIFICATE OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                           HAILEY ENERGY CORPORATION

A meeting of shareholders of Hailey Energy Corporation was held on the 26th day
                                                                       ----
of October 1990 pursuant to notice. It was determined that it is in the best
   ------------
interest of the Corporation to reverse split the common stock of the Corporation on a 1 for 30 basis, and to correspondingly increase the par value of the stock of the Company from $0.005 to $O.15 per share. In connection therewith, a majority of the shares issued and outstanding voted to amend the Corporation's Articles of Incorporation to increase the par value, as follows:


     RESOLVED: Article IV to be amended to read as follows:

     ARTICLE IV. The aggregate number of shares which this Corporation shall have authority to issue is 100,000,000 shares of $0.15 par value. All stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid stock of this Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid stock of this Corporation shall not be liable to any further call or assessment.

     IN WITNESS WHEREOF, we, the President and Secretary of HAILEY ENERGY CORPORATION have hereunder set our hands this 31st day of October, 1990.
                                                   ----        -------


[CORPORATE SEAL]                                  /s/ Scott F. Hailey
                                                  ---------------------------
                                                  SCOTT F. HAILEY, President

ATTEST:

/s/ Loyce B. Hailey
- ------------------------------------
LOYCE B. HAILEY, Secretary/Treasurer            [DIVISION DIRECTOR'S STAMP]
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STATE OF TEXAS      )
                    )  ss.
COUNTY OF TAYLOR    )

     On this 31st day of October 1990, personally appeared before me SCOTT HAILEY and LOYCE HAILEY, known to me to be the President and Secretary-Treasurer of the Corporation, and that they executed the foregoing instrument freely and voluntarily and for the uses and purposes therein mentioned.


                                                  /s/ Adie Jerrene Parks
                                                  ---------------------------
                                                  NOTARY PUBLIC


My Commission Expires:

     4-30-94                                           [SEAL]
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                    [LETTERHEAD OF HAILEY ENERGY CORPORATION]



Secretary of State
State of Utah
Department of Commerce
Division of Corporation
P. O. Box 45801
Salt Lake City, UT 84145-0801


October 31, 1990


Dear Secretary of State,

        Please find the enclosed Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation. If you need any further information, or need to send bill of a charge, please feel free to contact my office.


                                                  Sincerely

[PICTURE OF AN OIL RIG]
                                                  /s/ Scott F. Hailey
                                                  ---------------------------
                                                  Scott F. Hailey
                                                  President